Exhibit 10.13

SAFECO

DEPENDENT CARE

REIMBURSEMENT PLAN

(A Component Plan of the

Safeco

Flexible Benefits Program)

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2004

(As last amended December 13, 2007)

i

PREAMBLE

THIS DEPENDENT CARE REIMBURSEMENT PLAN (hereinafter the “Plan” and known as the Safeco Dependent Care Reimbursement Plan) was originally adopted effective January 1, 1999 by Safeco Corporation (hereinafter the “Company”).

WHEREAS, the purpose of the Plan is to allow Employees who become covered under the Plan to elect to receive reimbursement of dependent care expenses which are excluded from gross income under Section 129 of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), as provided herein and in the terms of the Safeco Flexible Benefits Program (hereinafter the “Program”); and

WHEREAS, the Plan is a Component Plan of the Program and, except to the extent otherwise expressly provided herein, is governed by the terms of that Program, and

WHEREAS, the Plan shall be maintained for the exclusive purpose of providing benefits to covered Employees and is intended to qualify as a dependent care assistance plan within the meaning of Code Section 129 and comply with any other applicable provisions of law;

WHEREAS, the Company wishes to amend the Plan to reflect certain regulatory and administrative changes;

NOW, THEREFORE, the Company hereby adopts the Amendment of the Plan as set forth in the following pages, effective January 1, 2004.

SECTION 1

DEFINITIONS

The terms used herein which are defined in Section 1 of the Program shall have the same meaning as therein defined and the following additional terms shall have the following meanings, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Dependent. “Dependent” means:

(a)	a child who is under the age of thirteen (13) and with respect to whom a Participant or his or her spouse is entitled to a dependent exemption under Code Section 151(c); or
(b)	a relative or household member of a Participant over one-half (1/2) of whose support is received from the Participant and who is physically or mentally incapable of caring for himself or herself and who regularly spends at least eight (8) hours per day in the Participant’s household; or
(c)	the spouse of a Participant who is physically or mentally incapable of caring for himself or herself and who regularly spends at least eight (8) hours per day in the Participant’s household.

1.2	Dependent Care Expense. “Dependent Care Expense” means an Eligible Expense for which documentation approved by the Plan Administrator has been provided, which is incurred prior to the date participation in the Plan terminates, and which meets the requirements of Section 3. A Dependent Care Expense is incurred at the time the service which gave rise to the expense is performed.

1.3	Earned Income. “Earned Income” means wages, salaries, tips and other Employee Compensation, plus net earnings from self-employment, computed without regard to any community property laws and excluding any amounts received as a pension or annuity, or paid or incurred by an employer for dependent care assistance including reimbursement of Eligible Expenses. A Participant’s spouse who is either a student or incapable of caring for himself or herself shall be deemed, for each month during which such spouse is either a full-time student at an educational institution or a Dependent, to be gainfully employed and to have Earned Income of not less than:

(a)	$250 per month, if the Participant has only one (1) Dependent for the Plan Year, or
(b)	$500 per month, if the Participant has two (2) or more Dependents for the Plan Year.

1.4	Household Services. “Household Services” means ordinary and usual services done in and around a home that are necessary to run the home and which are at least partially for the well-being and protection of a Dependent.

1.5	Plan. “Plan” means the Safeco Dependent Care Reimbursement Plan as amended from time to time.

1.6	Program. “Program” means the Safeco Flexible Benefits Program as amended from time to time.

SECTION 2

BENEFITS

2.1	Reimbursement Options. Subject to the conditions and limitations set forth in the Plan and the Program, each Participant who elects to participate in the Plan may designate any amount from a minimum of $50 annually to a maximum of $5,000 annually during the Plan Year for reimbursement of Dependent Care Expenses. The total amount designated for reimbursement per Plan Year, combined with any other dependent care assistance expected to be received through an employment-related plan by the Participant or his or her spouse, may not exceed the least of:

(a)	$5,000 for single Participants and married Participants who file a joint federal income tax return, or $2,500 for married Participants who file separate returns;
(b)	the Participant’s anticipated Earned Income for the Plan Year; and
(c)	if the Participant is married on the last day of the Plan Year, the spouse’s anticipated Earned Income for the Plan Year.

Dependent Care Expenses may be incurred and reimbursed at any time during the Coverage Period, subject to the other provisions of the Plan and the Program.

2.2	Election of Reimbursement. A Participant may elect to participate in the Plan by submitting an Annual Enrollment Election to the Plan Administrator and may claim reimbursement by submitting the incurred expenses in a form (including online submission or paper form submission) prescribed by the Plan Administrator. All claims must be submitted on or before the end of the claims runout period (as communicated by the Plan Administrator) following the Plan Year. In the event a Participant does not claim or qualify for reimbursement of the amount elected during the Plan Year, the difference between the amount elected and actual reimbursement shall be forfeited. Any forfeited amount shall be used to offset the Plan’s administrative expenses and any balance remaining thereafter shall be used in any manner permitted by Code Section 125.

In the event of a Participant’s death, the surviving spouse or the administrator or executor of a deceased Participant’s estate may claim reimbursement of Dependent Care Expenses incurred, provided the expense was incurred while the Participant was actively participating in the Dependent Care Reimbursement Plan and the claim is submitted on or before the March 31 after the end of the Plan Year.

2.3

Payment of Reimbursements. The Plan Administrator shall reimburse Dependent Care Expenses which are properly documented only to the extent that the Dependent Care Expenses do not exceed a Participant’s account balance. The Plan Administrator shall reimburse a Participant who is entitled to a reimbursement as soon as practical after the Participant submits the claim. No Participant shall have any rights or be entitled to any such reimbursements under the Plan unless the claim is submitted as required by the

Plan Administrator. The Plan Administrator will review each claim for reimbursement submitted to determine whether (i) the expenses for which reimbursement is sought are reimbursable Dependent Care Expenses and (ii) the claim is accompanied by the required documentation.

Each claim for reimbursement must include the following, and any other information which may be required by the Plan Administrator:

(a)	a written statement from an independent third party that the expense has been incurred, the date it was incurred, and the amount of the expense,
(b)	a written statement from the Participant that the expense has not been reimbursed and is not reimbursable under any other dependent care assistance plan, and
(c)	either:
(1)	the name, address and taxpayer identification number of the person performing the services to which the Request for Reimbursement relates, or
(2)	if such person is an organization described in Code Section 501(c)(3) and exempt from tax under Code Section 501(a), the name and address of the person performing the services to which the Request for Reimbursement relates.

2.4	Maximum Reimbursements. Reimbursements during a Plan Year shall not exceed the least of:

(a)	the total annual amount designated via the Annual Enrollment Election for Dependent Care Expenses for such Plan Year,
(b)	the Participant’s account balance designated for benefits under the Plan, or
(c)	the amount of Dependent Care Expenses for which reimbursement is properly requested.

Prior to the end of each Plan Year, a Participant shall notify the Plan Administrator if the amount of reimbursement under the Plan exceeds the lesser of the Participant’s or his or her spouse’s actual or deemed Earned Income for the Plan Year. The Company shall report such excess reimbursements as taxable benefits on the Participant’s Form W-2.

2.5	Annual Statement of Benefits. On or before January 31 of each calendar year, the Plan Administrator shall furnish to each Participant a statement of all dependent care benefits paid to or on behalf of such Participant during the preceding calendar year.

SECTION 3

DEPENDENT CARE EXPENSES

3.1	In General. Dependent Care Expenses are amounts paid by a Participant for Household Services and for the care of a Dependent which are incurred to enable the Participant (and, if married, spouse) to be gainfully employed for any period for which he or she has one or more Dependents, provided that:

(a)	if such expenses are incurred for services outside a Participant’s household, they are incurred for the care of a child as defined in Section 1.1(a), or of any other Dependent defined in Section 1.1(b) or (c) who regularly spends at least eight (8) hours each day in the Participant’s household, and
(b)	if such outside services are provided by a dependent care center, which is a facility that (i) provides care for more than six (6) individuals (other than individuals who reside at the facility), and (ii) receives a fee, payment or grant for providing services for any of the individuals (regardless of whether such facility is operated for profit), then such center must comply with the applicable state and local government laws and regulations.

3.2	Exclusions. Notwithstanding any Plan or Program provision to the contrary, Dependent Care Expenses shall in no event include amounts paid by a Participant to an individual:

(a)	with respect to whom a deduction is allowable to the Participant or the spouse under Code Section 151(c) (relating to personal exemptions for dependents),
(b)	who is a child (within the meaning of Code Section 151(c)(3)) of either the Participant or the Participant’s spouse (if filing jointly) under the age of nineteen (19) at the close of the Plan Year in which such amounts are paid, or
(c)	to reimburse expenses incurred for overnight camp.